Exhibit 16.1

September 27, 2018

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Zhen Ding Resources Inc. under Item 4.01 of its Form 8-K dated September 27, 2018. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Zhen Ding Resources Inc. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP

New York, New York